                                                                Exhibit (d)(iii)

April 30, 2005


Evelyn Dilsaver,
President and Chief Executive Officer,
Schwab Capital Trust and Schwab Investments
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Annuity Portfolios

Dear Ms. Dilsaver:

This letter will confirm our agreement to limit net operating expenses of the following portfolios, as noted in the table below and described in the portfolios' registration statement filed with the Securities and Exchange Commission.

                      NET OPERATING     GUARANTEED
PORTFOLIO             EXPENSE LIMIT     LIMIT
SCHWAB MONEY MARKET
PORTFOLIO             50 bp expires     4/30/2006

SCHWAB MARKETTRACK
GROWTH PORTFOLIO II   50 bp expires     4/30/2006

SCHWAB S&P 500
PORTFOLIO             28 bp expires     4/30/2006


Sincerely,


/s/ Stephen B. Ward                             /s/ Pamela Saunders
    ---------------                                 ---------------
Stephen B. Ward,                                Pamela Saunders,
Senior Vice President and Chief Investment      Vice President Proprietary Funds
Officer, Charles Schwab Investment
Management, Inc.


CC:   Shelley Harding-Riggen
      Christopher Webb
      Steven Greenwell
      Mei-Luh Lee
      Elaine Yeary